Exhibit 99.1
LENDINGTREE REPORTS THIRD QUARTER 2026 RESULTS

Revenue Grew 12% YoY With Increases Across All Three Segments

•Consolidated revenue of $343.6 million
•GAAP net loss of $(72.4) million or $(5.15) per diluted share due to $98.8 million non-cash goodwill charge
•Variable marketing margin of $94.9 million
•Adjusted EBITDA of $39.6 million

CHARLOTTE, NC - November 3, 2026 - LendingTree, Inc. (NASDAQ: TREE), operator of LendingTree.com, the nation's leading online financial services marketplace, today announced results for the quarter ended September 30, 2026.

The company has posted a letter to shareholders on the company's website at investors.lendingtree.com.

"We are pleased to report our tenth straight quarter of double-digit revenue growth, powered by continued strength in our Insurance segment along with healthy growth in Home driven by great home equity lending results," said Scott Peyree, CEO. "This quarter we rolled-out AI features and distribution improvements to our shopping experience across multiple product lines. Specifically, we have implemented voice AI services to help consumers understand and choose the best offer before talking to a lender, AI overviews on offer pages that assist customers in selecting the best offer for their situation, and controlled distribution that helps a consumer shop in stages for a product to prevent multiple carriers or lenders from contacting the customer at once. Successful expansion of these types of features should ultimately improve consumer satisfaction and drive increased monetization of our traffic."

Jason Bengel, CFO, commented, "The company is on track to grow revenue and AEBITDA this year by 17% and 14%, respectively, at the midpoint of our updated forecast. Our business benefits from the diversity of our product offering for consumers, providing one unified marketplace for all personal financial products. This diversification allows us to continue to execute on our growth plan successfully despite ongoing interest rate related headwinds impacting our Home segment. Our strong results continue to fortify our balance sheet, as we used excess cash to voluntarily repay $60 million of long-term debt during the quarter to improve free cashflow generation for shareholders going forward. Given the strength of our balance sheet and what we view as attractive valuation of our equity, we intend to repurchase shares during the the fourth quarter for the first time since 1Q22."

Third Quarter 2026 Business Results
•Insurance segment revenue of $234.9 million increased 15% over third quarter 2025 and translated into segment profit of $54.2 million, up 14% over the same period.
•Consumer segment revenue of $67.2 million increased 2% from third quarter 2025, while segment profit declined 16% over the same period.
•Home segment revenue of $41.5 million increased 9% over third quarter 2025 and produced segment profit of $12.4 million, an increase of 5% over the same period.
◦Within Home, revenue from Home Equity of $34.0 million increased 20% over prior year.

LendingTree Summary Financial Metrics
(In millions, except per share amounts)

	Three Months Ended September 30,		Y/Y	Three Months Ended June 30,	Q/Q
	2026	2025	% Change	2026	% Change

Total revenue	$343.6	$307.8	12%	$313.4	10%

(Loss) income before income taxes	$(78.4)	$11.6	(776)%	$14.1	(656)%
Income tax benefit (expense)	$6.0	$(1.4)	(529)%	$(4.5)	(233)%
Net (loss) income	$(72.4)	$10.2	(810)%	$9.6	(854)%
Net (loss) income % of revenue	(21)%	3%		3%

Income per share
Basic	$(5.15)	$0.75		$0.69
Diluted	$(5.15)	$0.73		$0.68

Variable marketing margin
Total revenue	$343.6	$307.8	12%	$313.4	10%
Variable marketing expense (1) (2)	$(248.7)	$(214.6)	16%	$(226.1)	10%
Variable marketing margin (2)	$94.9	$93.2	2%	$87.3	9%
Variable marketing margin % of revenue (2)	28%	30%		28%

Adjusted EBITDA (2)	$39.6	$39.8	(1)%	$35.2	13%
Adjusted EBITDA % of variable marketing margin (2)	42%	43%		40%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, and adjusted EBITDA % of variable marketing margin are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

LendingTree Segment Results
(In millions)

	Three Months Ended September 30,		Y/Y	Three Months Ended June 30,	Q/Q
	2026	2025	% Change	2026	% Change
Home (1)
Revenue	$41.5	$38.1	9%	$43.9	(5)%
Segment profit	$12.4	$11.8	5%	$11.3	10%
Segment profit % of revenue	30%	31%		26%

Consumer (2)
Revenue	$67.2	$66.2	2%	$60.3	11%
Segment profit	$29.6	$35.2	(16)%	$27.6	7%
Segment profit % of revenue	44%	53%		46%

Insurance (3)
Revenue	$234.9	$203.5	15%	$209.3	12%
Segment profit	$54.2	$47.6	14%	$50.0	8%
Segment profit % of revenue	23%	23%		24%

Other (4)
Revenue	$—	$—	—%	$—	—%
(Loss)	$(0.1)	$(0.1)	—%	$(0.1)	—%

Total revenue	$343.6	$307.8	12%	$313.4	10%

Total segment profit	$96.1	$94.6	2%	$88.8	8%
Brand marketing expense (5)	$(1.2)	$(1.4)	(14)%	$(1.5)	(20)%
Variable marketing margin	$94.9	$93.2	2%	$87.3	9%
Variable marketing margin % of revenue	28%	30%		28%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, and home equity loans.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, auto loans, deposit accounts and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Financial Outlook*

Today we update our full-year 2026 outlook, and include the implied outlook for Q4:

Full-year 2026:*
▪Revenue of $1.30 to $1.31 billion
▪Variable Marketing Margin of $370 - $375 million
▪Adjusted EBITDA of $151 - $153 million

Fourth-quarter 2026:*
▪Revenue: $315 - $325 million
▪Variable Marketing Margin: $88 - $93 million
▪Adjusted EBITDA: $34 - $36 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

Quarterly Conference Call

A conference call to discuss LendingTree's third quarter 2026 financial results will be webcast live today, November 3, 2026 at 4:30 PM Eastern Time (ET). The live webcast is open to the public and will be available on LendingTree's investor relations website at investors.lendingtree.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per share amounts)
Revenue	$343,588	$307,792	$984,277	$797,636
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	11,670	11,017	34,635	30,954
Selling and marketing expense (1)	260,508	225,051	735,529	574,555
General and administrative expense (1)	26,437	26,229	80,137	81,923
Product development (1)	10,243	11,297	31,742	34,674
Depreciation	4,147	3,995	12,609	12,533
Amortization of intangibles	1,258	1,288	3,834	3,902
Goodwill impairment	98,823	—	98,823	—
Restructuring and severance (1)	519	80	3,297	1,235
Litigation settlements and contingencies	260	69	1,036	15,279
Total costs and expenses	413,865	279,026	1,001,642	755,055
Operating (loss) income	(70,277)	28,766	(17,365)	42,581
Other income (expense), net:
Interest expense, net	(9,129)	(17,907)	(26,178)	(37,393)
Other income	1,009	732	2,210	2,368
(Loss) income before income taxes	(78,397)	11,591	(41,333)	7,556
Income tax benefit (expense)	6,033	(1,426)	(4,191)	(904)
Net (loss) income and comprehensive (loss) income	$(72,364)	$10,165	$(45,524)	$6,652

Weighted average shares outstanding:
Basic	14,040	13,623	13,944	13,538
Diluted	14,040	13,988	13,944	13,843
Net (loss) income per share:
Basic	$(5.15)	$0.75	$(3.26)	$0.49
Diluted	$(5.15)	$0.73	$(3.26)	$0.48

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$141	$73	$415	$101
Selling and marketing expense	1,012	652	2,538	1,987
General and administrative expense	3,098	3,647	9,101	15,510
Product development	645	630	2,106	2,238
Restructuring and severance	—	—	1,012	255

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2026	December 31, 2025
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$82,709	$81,073
Accounts receivable, net	165,004	110,582
Prepaid and other current assets	37,662	38,053
Total current assets	285,375	229,708
Property and equipment, net	29,194	32,834
Operating lease right-of-use assets	29,709	31,655
Goodwill	282,716	381,539
Intangible assets, net	34,258	38,092
Deferred income tax assets	120,939	124,867
Other non-current assets	22,050	16,997
Total assets	$804,241	$855,692

LIABILITIES:
Current portion of long-term debt	$3,936	$3,926
Accounts payable, trade	69,433	6,735
Accrued expenses and other current liabilities	108,801	126,803
Total current liabilities	182,170	137,464
Long-term debt	326,659	387,694
Operating lease liabilities	42,107	43,597
Other non-current liabilities	146	140
Total liabilities	551,082	568,895
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $0.01 par value; 50,000,000 shares authorized; 17,397,550 and 17,124,837 shares issued, respectively, and 14,042,084 and 13,769,371 shares outstanding, respectively	174	171
Additional paid-in capital	1,292,786	1,280,903
Accumulated deficit	(773,623)	(728,099)
Treasury stock; 3,355,466 and 3,355,466 shares, respectively	(266,178)	(266,178)
Total shareholders' equity	253,159	286,797
Total liabilities and shareholders' equity	$804,241	$855,692

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
	(in thousands)
Net cash provided by operating activities	76,448	56,575
Cash flows from investing activities:
Capital expenditures	(8,877)	(9,423)
Proceeds from sale of fixed assets	—	2,497
Other investing activities	52	—
Net cash used in investing activities	(8,825)	(6,926)
Cash flows from financing activities:
Proceeds from term loan	—	450,000
Repayment of term loan	(62,700)	(409,375)
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(3,287)	(2,756)
Repayment and repurchase of 0.50% Convertible Senior Notes	—	(115,007)
Payment of revolver issuance costs	—	(1,432)
Payment of debt issuance costs	—	(5,095)
Payment of original issue discount	—	(4,000)
Net cash (used in) provided by financing activities	(65,987)	(87,665)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	1,636	(38,016)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	81,073	106,594
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$82,709	$68,578

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense, the most directly comparable GAAP measure, to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands)
Selling and marketing expense	$260,508	$236,453	$225,051
Non-variable selling and marketing expense (1)	(11,868)	(10,370)	(10,483)
Variable marketing expense	$248,640	$226,083	$214,568

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to variable marketing margin and net (loss) income % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands, except percentages)
Net (loss) income	$(72,364)	$9,574	$10,165
Net (loss) income % of revenue	(21)%	3%	3%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	11,670	11,269	11,017
Non-variable selling and marketing expense (1)	11,868	10,370	10,483
General and administrative expense	26,437	25,710	26,229
Product development	10,243	10,032	11,297
Depreciation	4,147	4,277	3,995
Amortization of intangibles	1,258	1,288	1,288
Goodwill impairment	98,823	—	—
Restructuring and severance	519	1,839	80
Litigation settlements and contingencies	260	756	69
Interest expense, net	9,129	8,483	17,907
Other income	(1,009)	(832)	(732)
Income tax (benefit) expense	(6,033)	4,573	1,426
Variable marketing margin	$94,948	$87,339	$93,224
Variable marketing margin % of revenue	28%	28%	30%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income, the most directly comparable GAAP measure, to adjusted EBITDA and net (loss) income % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands, except percentages)
Net (loss) income	$(72,364)	$9,574	$10,165
Net (loss) income % of revenue	(21)%	3%	3%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	1,258	1,288	1,288
Depreciation	4,147	4,277	3,995
Restructuring and severance	519	1,839	80
Loss (gain) on impairments and disposal of assets	3	—	593
Goodwill impairment	98,823	—	—
Non-cash compensation	4,896	5,204	5,002
Litigation settlements and contingencies	260	756	69
Interest expense, net	9,129	8,483	17,907
Dividend income	(1,008)	(832)	(730)
Income tax (benefit) expense	(6,033)	4,573	1,426
Adjusted EBITDA	$39,630	$35,162	$39,795
Adjusted EBITDA % of revenue	12%	11%	13%

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing expense
•Variable marketing margin
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted EBITDA % of variable marketing margin

Variable marketing expense, variable marketing margin and variable marketing margin % of revenue are related measures of the effectiveness of the Company's marketing efforts. Variable marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing, and related expenses, and excludes overhead, fixed costs, and personnel-related expenses. Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing expense. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics.

Adjusted EBITDA, adjusted EBITDA % of revenue, and adjusted EBITDA % of variable marketing margin are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) contributions to the LendingTree Foundation (9) dividend income, and (10) one-time items.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates and inflation; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network partners, including dependence on certain key network partners; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation such as artificial intelligence; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; effects of changing laws, rules or regulations on our business model; uncertainties relating to our illegal monopolization claims against Google, including the timing, amount and likelihood of recovery and the outcome of Google’s appeal of the ruling by the United States District Court for the District of Columbia in the government’s antitrust case against Google; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network partners or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2025, in our Quarterly Report on Form 10-Q for the period ended June 30, 2026, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree, Inc. is the parent of LendingTree, LLC and several companies owned by LendingTree, LLC (collectively, "LendingTree" or the "Company").

LendingTree is one of the nation's largest, most experienced online financial platforms, created to give consumers the power to win financially. LendingTree provides customers with access to the best offers on loans, credit cards, insurance and more through its network of approximately 770 financial partners. Since its founding, LendingTree has helped millions of customers obtain financing, save money, and improve their financial and credit health in their personal journeys. With a portfolio of innovative products and tools and personalized financial recommendations, LendingTree helps customers achieve everyday financial wins.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com.

Investor Relations Contact:
investors@lendingtree.com

Media Contact:
press@lendingtree.com